                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             WESTWOOD CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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

                              WESTWOOD CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                December 8, 1999



TO THE STOCKHOLDERS OF WESTWOOD CORPORATION:


     Notice is hereby given that the Annual Meeting of the Stockholders of Westwood Corporation (the "Company"), a Nevada corporation, will be held in the executive offices of the Company at 5314 South Yale Avenue, Suite 1100, Tulsa, Oklahoma 74135, on Wednesday, December 29, 1999, at 10:00 a.m.

     The purpose of the meeting is to elect Directors for the ensuing year and approve an amendment to the Directors' Plan.

     Only Stockholders of record at the close of business on December 7, 1999, will be entitled to notice of and to vote at the Annual Meeting. As of the record date, the Company had 6,891,647 shares of Common Stock outstanding, entitled to one vote per share. The affirmative vote of the holders of a majority of the Company's outstanding Common Stock is required to elect the nominees.

     Enclosed with this Notice is the Proxy Statement and Proxy solicited by management on behalf of the Company, and a copy of the Company's 1999 Annual Report.


                              BY ORDER OF THE BOARD OF DIRECTORS

                                  /s/ Ernest H. McKee
                              __________________________________________
                              Ernest H. McKee
Attest:

   /s/ Paul R. Carolus
________________________
Paul R. Carolus, Secretary

[ Corporate Seal ]

                             WESTWOOD CORPORATION

                                PROXY STATEMENT
                                ---------------

     The accompanying Proxy is solicited by the Board of Directors of Westwood Corporation (the "Company"), on behalf of the Company, for use at the Annual Meeting of Stockholders to be held on Wednesday, December 29, 1999, and at any adjournments thereof. The Annual Meeting will be held at 10:00 a.m., Central Standard Time, in the executive offices of the Company at 5314 South Yale Avenue, Suite 1100, Tulsa, Oklahoma. If the accompanying Proxy is properly executed and returned, the shares it represents will be voted in favor of the proposal described in this Proxy Statement. Any Stockholder giving a Proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted. The record date for voting and for entitlement to receipt of the Proxy Statement is December 7, 1999.

     The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent to Stockholders is December 8, 1999.

                         Record Date and Voting Rights

     Only Stockholders of record at the close of business on December 7, 1999, will be entitled to notice of and to vote at the Annual Meeting. As of the record date, the Company had outstanding 6,891,647 shares of Common Stock entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by Proxy, shall constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining the existence of a quorum.

                        Dissenters' Right of Appraisal

     Pursuant to Nevada corporation law, the actions contemplated to be taken at the Annual Meeting do not create appraisal or dissenters' rights.


                                STOCK OWNERSHIP

     The following table sets forth information regarding the ownership of the Company's Common Stock by (i) each beneficial owner of more than 5% of the outstanding Common Stock, (ii) each Director, (iii) the Chief Executive Officer and the Chief Financial Officer, and (iv) the Executive Officers and Directors as a group. The information is given as of March 31, 1999. Unless otherwise indicated, each of the Stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                             Number of Shares
Name of Owner or                         Exercisable       Common       Percent of
Identity of Group                         Options(a)      Stock(b)    Outstanding(b)
-----------------                         -----------     --------    --------------

Ernest H. McKee                             104,730     1,441,040            20.9%
2902 E. 74th Street
Tulsa, Oklahoma  74136

Paul R. Carolus                             104,730       380,621             5.5%
8511 South Canton Avenue
Tulsa, Oklahoma  74137

Robert E. Lorton                               ----       348,491             5.1%
1440 South Owasso Avenue
Tulsa, Oklahoma  74120-5609

William J. Preston                             ----       770,558            11.2%
1717 Woodstead Court
The Woodlands, Texas  77380

Richard E. Minshall                         104,730       310,856(c)          4.5%
320 South Boston Avenue, Suite 1300
Tulsa, Oklahoma  74103

Anthony Pantaleoni                          104,730       203,612(d)          3.0%
666 Fifth Avenue
New York, New York  10103

John H. Williams, Sr.                        22,000        15,000              .2%
One Williams Center, 49/th/ Floor
Tulsa, Oklahoma 74172

All Executive Officers and Directors
as a Group (6 persons)                      440,920     3,121,687            45.3%

     (a) Includes Company stock options that vested on September 3, 1999, but are not exercisable until March 3, 2000.

     (b) Does not include unexercised options.

     (c) Includes 129,967 shares of Common Stock owned beneficially by Mr. Minshall individually; 5,371 shares owned beneficially by Mr. Minshall's wife; 174,434 shares held beneficially by Capital Advisors, Inc., and 1,084 shares owned by Minshall & Company, Inc. Mr. Minshall is the Chief Executive Officer and controlling shareholder of Capital Advisors, Inc., and Minshall & Company, Inc. A revocable trust for the benefit of Mr. Minshall's mother owns 74,855 shares of which Mr. Minshall is Trustee. Mr. Minshall does not claim any beneficial ownership in the shares held by the Trust.

     (d) Includes 51,550 shares of Common Stock owned beneficially by Mr. Pantaleoni; an aggregate of 52,062 shares held equally in two trusts for the benefit of Mr. Pantaleoni's children (Mr. Pantaleoni disclaims beneficial ownership of these shares), 40,00 shares held by a trust of which Mr. Pantaleoni is a trustee (Mr. Pantaleoni disclaims beneficial ownership of these shares), and 60,000 shares held by a trust of which Mr. Pantaleoni is a trustee and a beneficiary.

                             EXECUTIVE COMPENSATION

     The following Tables I through III present information concerning the cash compensation and stock options provided to Messrs. McKee and Carolus. The notes to these tables provide more specific information regarding compensation. At March 31, 1999, Ernest H. McKee and Paul R. Carolus were the only Executive Officers of the Company. No other persons were considered to be executive officers or received compensation in excess of $100,000 for the fiscal year ended March 31, 1999.

     On October 27, 1999, the Board appointed John P. Gigas as Executive Vice President and Chief Operating Officer. Mr. Gigas' employment contract commenced October 27, 1999 for a two year term. Salary compensation for Mr. Gigas is $172,000 per annum payable in equal monthly installments. The Company also granted Mr. Gigas a stock option to purchase up to 120,000 shares of the Common Stock of the Company at an exercise price of $1.00 per share through October 27, 2004. The stock option granted to Mr. Gigas vests at the rate of 30,000 shares at the end of each calendar quarter commencing December 31, 1999.


                                    Table I

                           Summary Compensation Table

                                                                     Long-Term
                                       Annual Compensation(a)       Compensation
                                      -------------------------    ---------------
                                                     Other
                                                    Annual      Securities   All Other
Name and                                            Compen-     Underlying    Compen-
Principal Position    Year  Salary       Bonus     sation(b)      Options     sation(c)
--------------------  ----  --------  -----------  ---------     ---------   ------------
Ernest H. McKee       1999  $225,000   $    ----           -          ----         $5,606
 Chief Executive      1998   150,000       75,000          -          ----          4,500
 Officer              1997   150,000      150,000          -     69,641 (d)         4,500

Paul R. Carolus       1999  $130,000  $     ----           -          ----         $7,575
 Chief Financial      1998    90,000       40,000          -          ----          4,500
 Officer              1997    90,000       90,000          -     69,641 (d)         4,500

     (a) Amounts shown include cash compensation earned by Executive Officers.

     (b) The value of other benefits to any Officer during fiscal year 1999 did not exceed the lesser of $50,000 or 10% of the Officer's total annual salary and bonus or fall within any other category requiring inclusion.

     (c) Amounts contributed to the Company's 401(k) Plan on behalf of the named Executive Officer.

     (d) Represents the issuance of a one-time grant of an option on September 3, 1996, as automatically adjusted by the stock dividend occurring on December 22, 1996 and 1997, which option shall vest at twenty percent (20%) per year on the anniversary date of such grant.

                                   Table II

                       Option Grants in Last Fiscal Year

No option grants were made to Executive Officers during the last fiscal year.

                                   Table III

                          Aggregated Option Exercises
                            in Last Fiscal Year and
                         Fiscal Year-End Option Values

                                                         Number of        Value of Unexercised
                                                    Unexercised Options   In-the-Money Options
                                                     at March 31, 1999      at March 31, 1999
                                                     -----------------    ---------------------

                                                       Exer-     Unexer-     Exer-    Unexer-
                             Acquired on    Value     cisable    cisable    cisable   cisable
        Name                  Exercise     Realized     (a)        (b)        (a)       (b)
---------------------         --------     --------    -------    ------      -----   -----
Ernest H. McKee                  $0           $0       104,730    36,300        $0      $0
Paul R. Carolus                   0           $0       104,730    36,300        $0      $0

     (a) Represents grants of options to acquire 16,106 shares annually on March 20, 1992 through 1996 to Messrs. McKee and Carolus pursuant to the 1992 Directors' Stock Option Plan, as amended on October 28, 1993 (the "Directors' Plan"). The shares issued under these options have been automatically adjusted as a result of 10% stock dividends occurring annually on December 22, 1993 through 1997. The exercise prices of the 1992, 1993, 1994, 1995 and 1996 option grants were $3.00, $3.125, $3.50, $2.25 and $1.75, per share, respectively, which were the NASDAQ closing prices on the date of the grants ($1.86, $1.94, $2.39, $1.69, and $1.45 per share, respectively, after automatic adjustment for the 10% stock dividends occurring annually on December 22, 1993 through 1997). The options became exercisable six (6) months after the date of the grants, and will expire ten (10) years from the date of grant.

     (b) On September 3, 1996, an additional one-time grant of an option to acquire 60,500 shares (as adjusted for the 10% stock dividends occurring on December 22, 1996 and 1997) was made to each of Messrs. McKee and Carolus pursuant to the Directors' Plan. The exercise price of these option grants was $2.125 per share, which was the NASDAQ closing price on September 3, 1996 ($1.76 per share after automatic adjustment for the 10% stock dividend occurring on December 22, 1997). These options will vest at the rate of 20% (12,100 shares) per year on September 3, 1997 through 2001.

     The Company maintains a 401(k) Plan which was effective January 1, 1989, and is available for participation by all employees without minimum age or service requirements. Each participating employee can defer up to 17% of his annual compensation to a specified limit. The Company matches 100% of the employee's deferrals, with such matching contributions not to exceed 3% of the employee's annual compensation. The Company's total contributions to the Plan for fiscal year 1999 were $168,000.

     Messrs. McKee and Carolus have employment contracts through March 2000. These contracts, as amended effective March 31, 1998, provide for a base salary of $225,000 for Mr. McKee and $130,000 for Mr. Carolus. Bonus provisions are subject to the discretion of the Board of Directors. Both contracts provide for other benefits to these individuals, including Company provided automobiles, club memberships, and reimbursement of business expenses. Although both contracts can be terminated by the Board of Directors, at its discretion, each contract provides for continued salary payments through March of 2000.

     Directors' fees are payable to each Director for attendance at all regular and special board meetings for the Company. Messrs. McKee and Carolus, although Directors, are not paid Directors' fees. Richard E. Minshall, Anthony Pantaleoni and John H. Williams, Sr., the Company's outside Directors, have each been paid the sum of $6,000 for attendance at board meetings during the fiscal year ended March 31, 1999. Compensation of $1,500 per meeting to the outside Directors was originally determined as part of the Company's acquisition of NMP Corp. in March of 1988, and has continued thereafter to provide some compensation for the efforts and time expended by Messrs. Minshall, Pantaleoni and Williams. While there are only four to six scheduled meetings of the Board of Directors in Tulsa, Oklahoma, on a yearly basis, there is a substantial number of communications by and between the Directors throughout the course of the year which are not in any way compensated.

     Minshall & Company, Inc., a company controlled by Richard E. Minshall, provides services to the Company in regard to public news releases and public relations matters. A fee of $1,500 per month is paid to Minshall & Company, Inc., for these services. For the fiscal year ended March 31, 1999, the total sum of $18,000 was paid to Minshall & Company, Inc., in connection with these services.

     In conjunction with the sale of RoxCorp. to Roxtec in September, 1997, NMP Corp., the Company's subsidiary located in Tulsa, Oklahoma, entered into an Administrative Services Agreement with RoxCorp. to provide certain administrative services and facilities to RoxCorp. on a month-to-month basis including office and warehouse space, and telephone service. Either party can terminate the Administrative Services Agreement upon sixty (60) days' notice. The services provided, and the consideration to be received, were essentially identical to those previously provided based on the then inter-corporate expense allocation determined by NMP Corp. and RoxCorp. During the fiscal year ended March 31, 1999, NMP Corp. received the sum of $88,000 from RoxCorp. pursuant to
the Administrative Services Agreement.   Additionally, NMP Corp. sells materials
and manufactured parts to RoxCorp. which resulted in revenues to NMP Corp. of $174,000 during the fiscal year ended March 3, 1999.

     Matthew E. McKee, a son of Ernest H. McKee, serves as Production Manager of NMP Corp. For the Company's fiscal year ending March 31, 1999, Matthew E. McKee received salary of $64,000 and bonus compensation of $5,800. Matthew E. McKee's current salary is $64,000 per year which includes a car allowance of $500 per month. Mr. McKee obtained a B.B.A. degree from the University of Texas, College of Business in 1992 and has been employed in various management capacities at NMP Corp. since 1992.


                            Stock Performance Graph

     The following graph compares the Company's five-year cumulative total return to the NASDAQ U.S. Stock Index and the S&P Electronic Defense Index over a period beginning on March 31, 1994, and ending on March 31, 1999. The total stockholder return assumes $100 invested on March 31, 1994, in the Company and each of the Indexes shown. It also assumes reinvestment of all dividends.

     The Company is in a unique industry and has few competitors manufacturing electrical generation and control equipment, primarily for military application, switching panel boards, switchboards, and electronic components. The Company's primary competitors are not publicly traded on any U.S. Stock Market and therefore, no financial data is obtainable for comparative purposes.

     With the acquisition of E. Systems, Inc. in mid-1995 and Loral Corp. in January of 1996, the S&P Electronic Defense Index is now composed solely of one company, EG&G, Inc. The public acquisitions of E. Systems, Inc. and Loral Corp., at substantial premiums over the then trading prices of these companies, has, in the Company's opinion, resulted in a substantial inflation of the performance of the S&P Electronic Defense Index for the period March 31, 1995 through March 31, 1998. Moreover, since the Defense Index contains only one company, it is not actually representative of an industry group or segment. The Company has explored other possible indexes for purposes of future reporting, but does not believe that any existing industry segment index provides meaningful comparisons as of this date.

     Price performance of the Company's Common Stock may be affected by many factors other than earnings, including the small capitalization of the Company, limited availability of public float, and the relatively small number of market makers in the Company stock. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

                                    Table IV

                Comparison of Five-Year Cumulative Total Return*
              Among Westwood Corporation, NASDAQ U.S. Stock Index
                       and S&P Electronic Defense Index**


                             [GRAPH APPEARS HERE]


                    Tabular Description of Performance Graph

Measurement Period           Westwood          NASDAQ       S&P Electronic
(Fiscal Year Covered)      Corporation   U.S. Stock Index  Defense Index
-----------------------    -----------   ----------------  --------------

March 31, 1994                $  100           $   100         $   100
FYE 03/31/95                   71.60            109.92          109.62
FYE 03/31/96                   75.09            149.21          257.68
FYE 03/31/97                   67.58            165.87          255.16
FYE 03/31/98                   69.74            250.38          364.04
FYE 03/31/99                   35.18            336.94          337.43
----------------------------------------------------------------------

Assumes $100 invested on March 31, 1994, in Westwood Common Stock, NASDAQ U.S. Stock Index and S&P Electronic Defense Index.

*    Total Returns assumes reinvestment of dividends.
**   Fiscal Year ended March 31, 1999.

                              Compensation Report

     The Board of Directors is responsible for setting the policies that govern the Company's compensation programs, administering the Company's stock option plans, and establishing the cash compensation of Executive Officers. Due to its small size, the Board has determined that a Compensation Committee is not needed and all matters of compensation for Executive Officers are determined by the Board as a whole. Generally, compensation matters are considered by the Board in March of each year when sufficient financial information is available for the Board to review projected year-end results.

     While the Board reviews the financial performance of the Company on an annual basis in connection with its compensation review, such policies of the Board are informal and are, to a large part, subjective.

     The Board's determination of executive compensation is centered on six factors, including:

     1.   Earnings per share;

     2.   Enhancement of net worth;

     3.   Backlog/development of defense contracts;

     4.   Reputation for quality;

     5. Expansion of product base and services, including development of new electrical generation and control devices, within the defense industry; and,

     6.   Diversification into commercial, non-defense related, products.

     The Board has no quantifiable compensation formulas or policies based on the six factors set forth above. For example, the annual salaries of Messrs. McKee and Carolus were increased only once during the fiscal year 1988 through fiscal year 1994 even though the Company's net worth and earnings per share continued to grow annually during that period. The salaries of Messrs. McKee and Carolus have remained the same for four of the last five fiscal years of the Company. The bonus compensation of Messrs. McKee and Carolus for the fiscal year ending 1998 was reduced from the fiscal year March 31, 1997 in recognition of decreased net earnings and in recognition of the tightening economic conditions in the defense industry. No bonus was paid for the year ending March 31, 1999. The amount of the reduction in bonus compensation was not based on a formula, nor was it based on an equivalent percentage determined by the losses of fiscal year 1999 as compared to fiscal year 1998.

     The decrease in bonus is not intended to reflect negatively on the performance of the Company's Executive Officers. Since approximately 1992, general economic conditions of corporations in the Tulsa, Oklahoma area as well as other corporations in the defense industry generally, indicated that the salary structures of Messrs. McKee and Carolus, were low. The level of bonus compensation was based in part on an effort to maintain the overall compensation packages of its Executive Officers in a competitive position with equivalent companies. However, rather than continue this practice, the Directors determined in 1998 to raise the base salary compensation of Messrs. McKee and Carolus and accordingly reduce bonus compensation.

     As amended effective March 31, 1998, Ernest H. McKee's salary was raised from $150,000 to $225,000 and the annual salary of Paul R. Carolus was raised from $90,000 to $130,000. The Board believes the new salary structure is competitive with equivalent corporations in the same or similar business sectors as the Company and is particularly appropriate given the efforts of the Executive Officers in transitioning the Company from a primarily engineered switchgear company to electrical generation and control products.

     Messrs. McKee and Carolus, as Directors of the Company, also participate in options granted pursuant to the Directors' Plan, along with each of the other three Directors. However, as set forth in Tables II and III hereof, participation in the Directors' Plan cannot be said to provide an adequate incentive or award for the services of the Company's Officers.

     The Directors' Plan, which was adopted by the Shareholders of the Company in 1992, provided for the issuance of options to acquire 16,106 (as adjusted by the annual dividends on December 22, 1993 through 1997) shares of the Company's Common Stock to Directors of the Company annually for a five-year period at an exercise price which is equal to the reported closing price of NASDAQ on the date of grant. In 1996, the Directors' Plan was amended to provide for the one-time grant of an option to acquire 60,500 shares (as adjusted for the 10% stock dividend occurring on December 22, 1996 and 1997) of the Company's Common Stock at an exercise price equal to the reported closing price of NASDAQ on September 3, 1996. The option vests 20% of the 60,500 shares on each of September 3, 1997, 1998, 1999, 2000 and 2001. The Directors' Plan is automatic in that the amount of the grants and the computation of the exercise price are fixed by the Plan previously adopted by the Shareholders and no action by the Board of Directors is required to perfect the award. It was originally designed as an incentive to maintain appropriate members on the Board and to induce others to become members of the Board should that be in the best interest of the Company's shareholders.

                               Stock Option Plans

Incentive and Non-Qualified Stock Option Plan of Westwood Corporation

     On March 20, 1992, the Board of Directors of the Company adopted the Incentive and Non-Qualified Stock Option Plan (the "Incentive Stock Option Plan"), which was approved by the Stockholders of the Company at the Annual Meeting held September 24, 1992. The Incentive Stock Option Plan is intended to assist the Company in securing and retaining key employees by allowing them to participate in the ownership and growth of the Company through the grant of incentive and non-qualified options to full-time employees of the Company and its subsidiaries. Incentive stock options granted under the Incentive Stock Option Plan are intended to be "Incentive Stock Options" as defined by Section 422 of the Internal Revenue Code.

     The Incentive Stock Option Plan originally provided that 300,000 shares of Common Stock were reserved for issuance upon exercise of options to be granted under the Incentive Stock Option Plan. The Incentive Stock Option Plan was automatically adjusted as a result of the 10% stock dividends occurring annually on December 22, 1993 through 1997. A total of 483,153 shares are now reserved for issuance under its terms. The Incentive Stock Option Plan is administered by the Board of Directors, which determines who shall receive options, the number of shares of Common Stock that may be purchased under options, the time and manner of exercise of options and option prices. The term of options granted under the Incentive Stock Option Plan may not exceed ten years (five years in the case of an incentive stock option granted to an optionee owning more than 10% of the voting stock of the Company (a "10% Holder")). The price for incentive stock options shall not be less than 100% of the "fair market value" of the shares of Common Stock at the time the option is granted; provided, however, that with respect to an incentive stock option, in the case of a 10% Holder, the purchase price per share shall be at least 110% of such fair market value. The price for non-qualified options shall not be less than 75% of the "fair market value" of the shares of Common Stock at the time the option is granted. The aggregate fair market value of the shares of Common Stock as to which an optionee may exercise incentive stock options may not exceed $100,000 in any calendar year. Payment for shares of Common Stock purchased upon exercise of options is to be made in cash, check or other instrument, but in the discretion of the Board of Directors, may be made by delivery of other shares of Common Stock of the Company.

     Under certain circumstances involving a change in the number of outstanding shares of Common Stock without the receipt by the Company of any consideration therefor, such as a stock split, stock consolidation or payment of a stock dividend, the class and aggregate number of shares of Common Stock in respect of which options may be granted under the Incentive Stock Option Plan, the class and number of shares subject to each outstanding option and the option price per share will be proportionately adjusted. In addition, if the Company is involved in a merger or consolidation, the options granted under the 1992 Stock Option Plan will be adjusted proportionately.

     An option may not be transferred other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order and, during the lifetime of the option holder, may be exercised only by such holder.

     The Incentive Stock Option Plan will terminate on September 24, 2002, and may be terminated at any time prior to that date by the Board of Directors.

     On November 17, 1994, the Board of Directors approved the total issuance of options entitling key employees to obtain, in the aggregate, 146,410 shares of the Company's Common Stock (as adjusted by the 10% stock dividends occurring annually on December 22, 1994 through 1997), with said amount being issued to nine (9) employees as determined by the Board of Directors. For purposes of determining distributions and provisions of the stock option issuances to employees, Messrs. McKee and Carolus noted that they did not plan to participate in any way in the Incentive Stock Option Plan and therefore all Directors served to determine those individuals entitled to stock options. The issuance of the options to employees on November 17, 1994, contained an exercise price of $2.25 per share, which was the NASDAQ closing share price as of that date ($1.54 per share after automatic adjustment for the 10% stock dividends occurring annually on December 22, 1994 through 1997). Options granted to employees on November 17, 1994, are exercisable for a period of five (5) years except that no option may be exercised during the first six months following the date of the grant. In the event of any of the employees' termination, for any reason, the options held on the date of termination may be exercised in whole or in part at any time within one (1) year after the date of termination. There have been no additional issuances of options under the Incentive Stock Option Plan since November 17, 1994.

Directors' Stock Option Plan

     On March 20, 1992, the Board of Directors of the Company adopted the Directors' Stock Option Plan (the "Directors' Plan") which was approved by Stockholders of the Company at the Annual Meeting held September 24, 1992. The Directors' Plan originally provided for the issuance of up to 100,000 shares of Common Stock. An additional 100,000 shares were authorized for issuance under the Directors' Plan by the Stockholders on October 28, 1993. On March 20, 1996, grants of options to acquire 14,641 shares of the Company's Common Stock were issued to each of the Directors of the Company pursuant to the terms of the Directors' Plan, which represented the final options reserved under the October 28, 1993 authorization.

     In 1996, the Directors' Plan was amended (the "1996 Amendment"), as approved by the Shareholders of the Company at the Annual Meeting, to provide for the one-time grant of an option to acquire 50,000 shares of the Company's Common Stock at $2.125 per share. The 1996 Amendment imposed a vesting schedule which vests 20% of the 50,000 shares on each of September 3, 1997 through 2001. Additionally, the 1996 Amendment increased the term of the options granted pursuant to the Directors' Plan to ten (10) years from the grant date of each option and, with respect to the one-time grant of an option to purchase 50,000 shares, ten years from the vesting date of any 20% increment thereof. Finally, the 1996 Amendment increased the number of shares available under the Directors' Plan by an additional 200,000 shares from 266,200 to 466,200.

     The Directors' Plan was automatically adjusted as a result of the 10% stock dividends occurring annually on December 22, 1993 through 1997. The Directors' Plan was also increased as a result of an amendment approved by the Shareholders at the 1997 Annual Meeting of Shareholders ("1997 Amendment") which authorized the additional authorization of options representing 50,000 shares of the Company's Common Stock to John H. Williams, Sr. as a result of his appointment to the Board of Directors. As a result of the 1997 Amendment and the 10% stock dividend occurring on December 22, 1997, a total of 619,120 shares are now reserved for issuance under its terms.

     All options granted are exercisable six months after the grant date, and shall expire ten years after the grant date, except in the case of a Director's death or permanent disability, upon which event the options immediately vest and are exercisable for a period of one year thereafter and then would terminate.
If a Director's membership on the Board of Directors terminates for any reason, any option held on such date may be exercised any time within one year after the date of termination, unless the option terminates sooner by its terms.

     The Directors' Stock Option Plan was originally adopted to provide additional incentive to Directors of the Company, the benefits of which would be tied directly to stock performance of the Company. Moreover, it was hoped that the Plan could partially compensate the three outside Directors, Messrs. Minshall, Pantaleoni and Williams, for the considerable amount of consulting and communication time spent by them outside of Board meetings. While compensated at the rate of $1,500 per Board meeting, this compensation only applies when they actually participate in a Board meeting. Directors of the Company are not otherwise compensated for their additional efforts during the year. Additionally, Ernest H. McKee and Paul R. Carolus do not participate in the Company's Incentive and Non-Qualified Stock Option Plan. The only options received by Messrs. McKee and Carolus are as part of the Directors' Stock Option Plan.

     When originally instituted in 1992, an average trading price for Common Stock of the Company was approximately $3.00 per share and it was hoped that the price per share of the Common Stock would grow by approximately 10% per year, which would result in a potential gain to each Director of approximately $3,000 on an annual basis. However, as of the date hereof, none of the options issued to Directors over the last eight years have resulted in any gain and none have been exercised.


                             ELECTION OF DIRECTORS

     As of March 31, 1999, the Board of Directors consisted of Ernest H. McKee, Paul R. Carolus, Richard E. Minshall, Anthony Pantaleoni, and John H. Williams, Sr.

     On October 27, 1999, William J. Preston, of Houston, Texas, was appointed to the Company's Board of Directors, bringing the number of Directors for the Company to six. As an outside Director, Mr. Preston will receive a Director's fee of $1,500 for attendance at each regular and special Board meeting of the Company, and will participate in the Directors' Plan. Accordingly, subject to Stockholder approval, Mr. Preston received a one-time grant of an option to acquire 50,000 shares of the Company's Common Stock at the NASDAQ closing price on October 27, 1999 ($0.8125 share), pursuant to the Directors' Plan. Under the terms of the Directors' Plan and grant, the option granted to Mr. Preston will vest in 20% (10,000 shares) of the optioned shares of the one-time grant on October 27, 2000, and on the four successive anniversary dates of the grant.

     Each of Messrs. McKee, Carolus, Minshall, Pantaleoni, Williams and Preston are nominated for re-election as Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

     If, at the time of the Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the Proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

                                    Nominees

     The nominees for directorships, and certain additional information with respect to each of them, are as follows:

     Ernest H. McKee, age 61, has served as President, Chief Executive Officer, and Chairman of the Board of Directors of Westwood Corporation since 1988.

     Paul R. Carolus, age 66, has served as Secretary-Treasurer, Chief Financial Officer, and a Director of Westwood Corporation since 1988. Mr. Carolus is a Certified Public Accountant, and a member of the American Institute of Certified Public Accountants.

     Richard E. Minshall, age 61, has served as a Director of Westwood Corporation since 1988. Mr. Minshall is President and Chairman of the Board of Directors of Capital Advisors, Inc. of Tulsa, Oklahoma. Mr. Minshall is a Director of American Gilsonite and First National Bank & Trust Company of Broken Arrow. Mr. Minshall is a member of the Oklahoma Society of Financial Analysts and the Oklahoma Bar Association.

     Anthony Pantaleoni, age 60, has served as a Director of Westwood Corporation since 1988. Mr. Pantaleoni is a member of the law firm of Fulbright & Jaworski L.L.P., New York, New York. Mr. Pantaleoni is a Director of Universal Health Services, Inc., and AAON, Inc.

     John H. Williams, Sr., age 81, was elected to the Company's Board of Directors on June 10, 1997. Mr. Williams is an honorary Director of The Williams Companies, Inc. (NYSE: WMB), of Tulsa, Oklahoma, having resigned as Chairman of the Board and Chief Executive Officer in late 1978. Mr. Williams joined the Williams Brothers Company in 1946, and was elected President and Chief Executive Officer in 1950. In 1971, the name of the company was changed to The Williams Companies, Inc. Mr. Williams received his civil engineering degree from Yale University in 1940. Mr. Williams presently serves on the Board of Directors of Apco Argentina, Inc., Unit Corporation (NYSE: UNT) and Willbros Group, Inc. (NYSE: WG).

     William J. Preston, age 64, was elected to serve on the Board of Directors on October 27, 1999. Since 1978, Mr. Preston has been a principal and one of the founding partners of Preston Exploration, L.L.C., a privately owned oil and gas exploration and production company located in The Woodlands, Texas. In 1978, Mr. Preston retired from the active practice of medicine after twelve years of practice in Tulsa, Oklahoma, in the field of otolaryngology. Mr. Preston received an undergraduate degree in engineering from the University of Tulsa, and subsequently graduated from the University of Oklahoma Medical School.

     During the fiscal year ended March 31, 1999, the Board had four meetings which were participated in by all Directors. In March, 1998, the Board created an Audit Committee composed of Richard E. Minshall, Anthony Pantaleoni, and John
H. Williams, Sr. Other than the Audit Committee, the Board presently has no other standing committees.

                                 Vote Required

     The affirmative vote of a majority of the shares represented by Stockholders who are present in person or by Proxy at the meeting is required for election of the nominees. Abstentions and broker non-votes will have no effect on the vote. Proxies solicited hereby will be voted "FOR" all six nominees unless Stockholders specify otherwise in their proxies.


                   APPROVAL OF AMENDMENT TO DIRECTORS' PLAN
                     AND AUTHORIZATION TO INCREASE SHARES
                       AVAILABLE FOR ISSUANCE THEREUNDER

     The Directors' Plan was approved by the Stockholders of the Company on September 24, 1992. The Directors' Plan originally provided for the issuance of up to 100,000 shares of Common Stock. An additional 100,000 shares were authorized for issuance under the Directors' Plan by the Stockholders on October 28, 1993. On March 20, 1996, grants of options to acquire 14,641 shares of the Company's Common Stock were issued to each of the Directors of the Company pursuant to the terms of the Directors' Plan, which represented the final options reserved under the October 28, 1993, authorization. On September 3, 1996, the Directors' Plan was amended (the "1996 Amendment"), as approved by the Stockholders of the Company on November 7, 1996, to provide for the one-time grant of an option to acquire 50,000 shares of the Company's Common Stock at $2.125 per share. The 1996 Amendment imposed a vesting schedule which vests 20% of the 50,000 shares on each of September 3, 1997, 1998, 1999, 2000 and 2001.
Additionally, the 1996 Amendment (i) increased the term of the options granted pursuant to the Directors' Plan to ten (10) years from the grant date of each option and, with respect to the one-time grant of an option to purchase 50,000 shares, ten years from the vesting date of any 20% increment thereof; and (ii) increased the number of shares available under the Directors' Plan by an additional 200,000 shares from 266,200 to 466,200. The Directors' Plan presently provides for the reservation of 562,820 shares of the Company's Common Stock for issuance thereunder.

     By Resolution dated October 27, 1999, attached hereto as Appendix "A", the Board of Directors unanimously approved amendments (the "1999 Amendment") to the Directors' Plan which would:

          Increase the number of shares available under the Directors' Plan from 562,820 to 612,820 to satisfy the one-time grant of an option to purchase 50,000 shares to Mr. William J. Preston.

                         Reasons for Proposed Amendment
                             of the Directors' Plan

     The Directors' Plan is intended to serve as an incentive to Directors of the Company, in the form of additional compensation (tied directly to stock performance) to such Directors for their efforts on behalf of the Company. The 1997 Amendment to the Directors' Plan provided, upon acceptance of a position as Director of the Company, a new Director will be entitled to receive the one-time issuance of an option to acquire 50,000 shares of the Company's Common Stock at the NASDAQ market price on the date of such new Director's appointment. The 1997 Amendment imposed a vesting schedule which vests 20% of the 50,000 shares on an annual basis over a period of five years, commencing on the anniversary date following the date of the one-time grant to any new Director. The 1999 Amendment increases the number of shares available under the Directors' Plan by an additional 50,000 shares, from 562,820 to 612,820, in order to satisfy the one-time grant of an option to purchase 50,000 shares to William J. Preston, on October 27, 1999.

                          Text of Proposed Amendments

     1. The phrase "(As Amended June 10, 1997)" below the title on page 1 shall be deleted and replaced with the phrase "(As Amended October 27, 1999)".

     2. The number "562,820" in the first sentence of the paragraph at Article IV, on page 3, shall be deleted and replaced with the number "612,820."

                       Proposed Stockholders' Resolution

     RESOLVED: That the Stockholders of Westwood Corporation hereby approve, ratify and affirm the amendments to the Directors' Stock Option Plan (the "Directors' Plan"), as approved by the Board of Directors on October 27, 1999, which amendments are incorporated into the Directors' Plan, as amended on October 27, 1999, attached hereto (the "Amendment"); and

     FURTHER RESOLVED: That the Stockholders of Westwood Corporation approve, ratify and affirm the actions of the Board of Directors on October 27, 1999, with respect to the Amendment of the Directors' Plan, and hereby authorize the Board of Directors and the Company's Officers to carry out in full any and all actions required to effectuate the Amendment to the Directors' Plan.

                                 Vote Required

          Under Nevada law, the affirmative vote of the holders of a majority of the shares of stock of the Company entitled to notice of, and to vote at, the Annual Meeting is required to approve the proposed Amendment to the Directors' Plan. Abstentions and broker non-votes will have the effect of a vote against the proposal. The Board of Directors recommends a vote "FOR" approval of this proposal.

                           PROPOSALS OF STOCKHOLDERS

     Any proposal of a Stockholder intended to be presented at the next Annual Meeting must be received at the Company's principal executive offices no later than March 31, 2000, if the proposal is to be considered for inclusion in the Company's Proxy Statement relating to such meeting.


                             INDEPENDENT AUDITORS

     The accounting firm of Ernst & Young has served as the Company's independent auditors since 1988 and it is anticipated that the Board of Directors will reappoint Ernst & Young to provide the Company's audit for its fiscal year 2000 audited financial statements.

     The Bylaws of the Company do not require Stockholder ratification of the appointment of the Company's independent auditors and, accordingly, no vote of the Stockholders is required or requested at the Annual Meeting of Stockholders.

     Representatives of Ernst & Young will be present at the Annual Meeting, and are anticipated to be available to respond to appropriate questions.


                             FINANCIAL INFORMATION

     A copy of the Company's Annual Report, including all financial statements and schedules, is being provided to Stockholders along with this Proxy Statement. Additional copies may be obtained, without charge, by written request to Paul R. Carolus, Chief Financial Officer, Westwood Corporation, 5314 South Yale Avenue, Suite 1100, Tulsa, Oklahoma 73135.


                                 OTHER MATTERS

     The cost of solicitation of these proxies will be borne by the Company. Other than the mailing of the Proxy Statement and Proxy Cards, no other solicitation efforts will be undertaken.


                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/  Ernest H. McKee
                              _______________________________________
                               Ernest H. McKee, President

December 8, 1999
Tulsa, Oklahoma

PROXY                                                                      PROXY

                             WESTWOOD CORPORATION

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Ernest H. McKee, Paul R. Carolus, Richard E. Minshall, Anthony Pantaleoni, John H. Williams, Sr. and William J. Preston, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Westwood Corporation (herein, the "Company") to be held in the executive offices of the Company on December 29, 1999, at 10:00 a.m., Central Standard Time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present, and to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

Proposal 1:  Election of Directors
----------

[   ]  FOR all nominees listed below except as marked to the contrary
       ---

[   ]  WITHHOLD AUTHORITY to vote for all nominees listed below
       -------- ---------

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

          Ernest H. McKee                     Richard E. Minshall
          Paul R. Carolus                     John H. Williams, Sr.
          Anthony Pantaleoni                  William J. Preston

IF AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE IS NOT WITHHELD, THIS PROXY SHALL BE DEEMED TO GRANT SUCH AUTHORITY.

Proposal 2:  Amendment of 1992 Directors' Stock Option Plan
----------

The Company's Board of Directors propose to amend the 1992 Directors' Stock Option Plan, as amended on October 28, 1993, September 3, 1996, and June 10, 1997, to increase the number of shares available under the Directors' Plan from 562,820 to 612,820, to satisfy the one-time grant of an option to purchase 50,000 shares to William J. Preston on October 27, 1999.

     [   ] FOR               [   ] AGAINST                  [   ]  ABSTAIN

Every properly signed Proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1. All prior proxies are hereby revoked.

This Proxy will also be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting, Proxy Statement and 1999 Annual Report to Stockholders of the company.


                                    _________________________________

                                    _________________________________
                                    Signature(s)

                                    Dated: ___________________, 1999


(Please sign exactly as name appears on stock certificates. When signing as an attorney, executor, administrator, trustee, guardian, etc., give full title as such. For joint accounts, each joint owner should sign.)


                 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                  FORM PROMPTLY USING THE ENCLOSED ENVELOPE.